Exhibit 99.1

Brekford Corp. Announces Share Repurchase Program

HANOVER, Md., Sept. 7, 2010 (GLOBE NEWSWIRE) -- The Board of Directors of Brekford Corp. (the "Company") (OTCBB:BFDI) (www.brekford.com) has authorized a stock repurchase program permitting the Company to repurchase up to $500,000 in shares of the Company's common stock, par value $.0001 per share (the "Common Stock") over the next 12 months. The Common Stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company's discretion.

The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

"The initiation of our stock repurchase program reflects our confidence in the long-term potential for Brekford Corp. and our commitment to increasing shareholder value," said C.B. Brechin, Chief Executive Officer of Brekford Corp. Mr. Brechin added, "The Company seeks to deploy the cash we generate to the highest-yield opportunities. We believe the twelve month program will provide the Company with the flexibility to maintain an active stock repurchase program while also investing for growth."

About Brekford

For more than a decade, Brekford has provided services to branches of the U.S. military, various federal entities and numerous security and public safety agencies throughout the United States. Brekford provides these agencies with an end-to-end suite of mobile communications, information technology, video solutions and vehicle upfitting and services designed to streamline procurement processes and offer maximum functionality for their day to day operations. Brekford is a one-stop shop with its unique 360-degree approach to vehicle upfitting, cutting edge technology, and automated traffic enforcement services for homeland security and law enforcement agencies. Additional information about Brekford may be found online at www.brekford.com

The Brekford Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6847

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, market conditions, the cost and success of development activities and ability to successfully manage growth. Readers are referred to the documents filed by Brekford Corp. with the SEC, specifically the Company's most recent reports filed on Form 10-K and Forms 10-Q, which further identify the important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. The Company expressly disclaims any obligation to update any forward-looking statements.

CONTACT:	Brekford Corp.
C.B. Brechin, CEO
443-557-0200
investors@brekford.com